AECOM EXECUTIVE DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective December 9, 2024)

CERTIFICATE
AECOM, acting through its duly authorized member of the AECOM Global Benefits Administration Committee, hereby adopts this amendment and restatement of the in the form attached hereto.
Dated this 9th day of December, 2024.

AECOM GLOBAL BENEFITS ADMINISTRATION COMMITTEE

/s/ Bernie Knobbe, Chairperson
Bernie Knobbe, Chairperson

AECOM EXECUTIVE DEFERRED COMPENSATION PLAN
PREAMBLE
WHEREAS, AECOM (the “Company”) established the AECOM Executive Deferred Compensation Plan, effective February 1, 2013 (as amended from time to time, the “Plan”), for the benefit of Eligible Participants; and
WHEREAS, the Company desires to amend and restate the Plan to (a) incorporate all prior amendments, (b) add an equity deferral feature for Non-Employee Directors, and (c) make certain other amendments to the Plan.
NOW, THEREFORE, the Company hereby amends and restates the Plan, effective December 9, 2024, as follows:
Article I
INTRODUCTION
1.1Name. The name of the Plan is the AECOM Executive Deferred Compensation Plan.
1.2Purpose. The purpose of the Plan is to make available to Eligible Participants a nonqualified, deferred compensation program that meets the requirements of Code Section 409A for amounts subject to the provisions thereof. The Plan is not, and is not intended to be, a qualified plan for income tax and/or ERISA purposes. The Company acknowledges that the Plan is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, as amended from time to time. The Plan is intended to be an unfunded plan maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” which is eligible for the exemptions applicable to such plans under Title I of ERISA.

1.3Effective Date. The original effective date of the Plan was February 1, 2013 (the “Initial Effective Date”). This Plan document is adopted effective December 9, 2024 (the “Effective Date”), to restate and amend the Plan.
Article II
DEFINITIONS
2.1Accounts. The notional accounts described in Sections 4.1 and 5.1. As a result of AECOM’s agreement to sell its Management Services business (“MS”) to Maverick Purchaser Sub, LLC, a Delaware limited liability company (“Maverick”), certain MS employees became employees of Amentum Holdings, LLC and/or its affiliated employers (“Amentum”), and, effective as of February 1, 2020, the Accounts of such MS employees were transferred to the Amentum Executive Deferred Compensation Plan, which is maintained by Amentum.
2.2Administrative Committee. The Administrative Committee as described in Section 9.5.
2.3Affiliate. Any affiliate of the Company as determined by the Board.
2.4Annual Account(s). The Annual Cash Account and the Annual Stock Unit Account, to the extent applicable.
2.5Annual Cash Account. A cash amount equal to: (a) the sum of the Participant’s Annual Deferral Amount of Base Salary, Bonus and Cash Director Fees, as applicable, deferred for a Plan Year, and the Participant’s Discretionary Employer Contribution Amount credited for a Plan Year, plus (b) any amounts credited or debited to such amounts pursuant to this Plan, less (c) any portion of such amounts which has been distributed to the Participant or his or her beneficiary pursuant to this Plan.
2.6Annual Deferral Amount. That portion of a Participant’s Base Salary, Bonus and Director Fees, as applicable, that a Participant elects to have, and is, deferred in accordance with Article IV for a Plan Year.

2.7Annual Stock Unit Account. Such Annual Account shall be made up of (a) a number of Stock Units equal to: (i) the Stock Units credited under the Plan with respect to the Participant’s Annual Deferral Amount of Stock Director Fees deferred for a Plan Year, less (ii) any portion of such Stock Units that has been distributed to the Participant or his or her beneficiary pursuant to this Plan; and (b) a cash amount equal to: (i) the Participant’s Annual Deferral Amount of Dividend Equivalents deferred for a Plan Year, (ii) any amounts credited or debited to such amounts pursuant to this Plan, (iii) any Dividend Equivalents credited in accordance with Section 6.1(b)(ii) to the Stock Units described in Section 2.7(a)(i), less (iv) any portion of such amounts which has been distributed to the Participant or his or her beneficiary pursuant to this Plan.
2.8Applicable Exchange. The New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Shares.
2.9Base Salary. A Participant’s annual base compensation payable by an Employer for services performed during a calendar year. Base Salary shall not include distributions from a nonqualified plan, bonus and incentive payments, overtime, stock options, restricted stock units and other equity compensation grants, relocation expenses, non-monetary awards, director and other fees, fringe benefits, expense reimbursements and automobile and other allowances (or such other or different items as may be established by the Administrative Committee, in its sole discretion, prior to the Plan Year). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant under all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3) or 402(h).
2.10Board. The Company’s Board of Directors.
2.11Bonus. Any Performance-Based Compensation payable to a Participant who is an Employee under any cash-based annual incentive plan maintained by an Employer.
2.12Cash Accounts. All Accounts, other than Director Stock Unit Sub-Accounts.

2.13Cash Director Fees. All or part of any annual or quarterly retainer or meeting fees payable in cash to a Non-Employee Director as consideration for services performed as a Non-Employee Director.
2.14Change in Control. The consummation of the first to occur of:
(a)except pursuant to the exception applicable to clause (c) below, any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities;
(b)except pursuant to the exception applicable to clause (c) below, a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors;
(c)the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation receive, in exchange for their voting securities of the Company in consummation of such merger or consolidation, securities possessing at least fifty percent (50%) of the total voting power represented by the outstanding voting securities of the surviving entity (or ultimate parent thereof) immediately after such merger or consolidation; or
(d)the consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
Whether a Change in Control has occurred will be determined in a manner consistent with the requirements of Code Section 409A.

2.15Code. The Internal Revenue Code of 1986, as amended from time to time and any regulations thereunder.

2.16Company. AECOM and any successor to such company whether by merger, consolidation, liquidation or otherwise.
2.17Director Fees. Any Cash Director Fees, Stock Director Fees and any accrued Dividend Equivalents relating to Stock Director Fees (as contemplated under Section 2.21(a)).
2.18Director Stock Unit Sub-Account. The notional sub-account established on an Employer’s books and records under Section 4.1 for a Non-Employee Director’s deferred Stock Director Fees.
2.19Discretionary Employer Contribution Account. The notional account established on an Employer’s books and records under Section 5.1.
2.20Discretionary Employer Contribution Amount. The amount, if any, credited to a Participant in accordance with Article V.
2.21Dividend Equivalent. An amount equal to the cash dividend or distribution paid on an outstanding Share. Except as specifically noted otherwise, for purposes of the Plan:
(a)Dividend Equivalents that are unpaid cash dividend equivalents that have accrued with respect to a Participant’s Stock Director Fees prior to the deferral of such Stock Director Fees shall be treated like Director Fees and shall be eligible for deferral in accordance with Article IV, and
(b)Dividend Equivalents that are credited on deferred Stock Units under Section 6.1(b)(ii) shall be treated like interest earnings credited to a Participant’s Cash Accounts under the Investment Fund.
2.22Eligible Participant. An Employee or Non-Employee Director who is eligible to participate in the Plan as provided in Section 3.1.
2.23Employee. Any management or highly compensated employee of an Employer who is employed in the United States.

2.24Employer. The (a) Company and (b) any Affiliate designated by the Board or its Compensation Committee (or any duly authorized delegate thereof) as participating in the Plan (and any successor to such Affiliate whether by merger, consolidation, liquidation or otherwise).
2.25ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.
2.26Fair Market Value. The closing price of a Share on the Applicable Exchange on the date of measurement or, if Shares are not traded on the Applicable Exchange on such measurement date, then on the immediately preceding date on which Shares were traded on the Applicable Exchange, as reported by such source as the Administrative Committee may select. If there is no regular public trading market for Shares, the Fair Market Value of a Share shall be determined by the Administrative Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Code Sections 409A.
2.27Incumbent Directors. Directors who either (i) are members of the Board as of the Initial Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board.
2.28Investment Crediting Rate. The interest rate selected by the Administrative Committee, in its sole discretion and on an annual basis, for the purpose of crediting interest earnings to Participant Cash Accounts. The Administrative Committee may, in its sole discretion, change the applicable Investment Crediting Rate at any time.
2.29Investment Fund. Any investment fund(s) (such as a mutual fund) or indices selected by the Administrative Committee, in its sole discretion, for the purpose of crediting or debiting investment gain or loss to Participant Cash Accounts. The Administrative Committee may, in its sole discretion, change, delete or add to the Investment Funds available under the Plan at any time.

2.30Non-Employee Director. Any member of the Board who is not an employee of the Company or any of its affiliates (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)).
2.31Participant. Any (a) Eligible Participant who is participating in the Plan in accordance with Section 3.2, and (b) Employee, Non-Employee Director, former Employee or Non-Employee Director who has a balance in an Account hereunder.
2.32Participant Deferral Account. The notional account established on an Employer’s books and records under Section 4.1.
2.33Performance-Based Compensation. Compensation, the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months, as determined by the Administrative Committee in accordance with Treas. Reg. Section 1.409A-1(e).
2.34Plan. The AECOM Executive Deferred Compensation Plan, as amended from time to time.
2.35Plan Year. For purposes of administering the Plan, the Plan Year is determined on a calendar-year basis.
2.36Qualified Plan. Any plan established by the Company which is intended to satisfy the requirements of Code Section 401 (et seq.).
2.37Share. A share of the Company’s common stock, par value $0.01, or, in the event that the outstanding shares of the Company’s common stock are recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.
2.38Separation from Service. The severing of an individual’s employment or service with the Employer and all affiliates (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)) for any reason other than death, as determined by the Administrative Committee in accordance with Treas. Reg. Section 1.409A-1(h) and any other applicable provisions of the regulations. For purposes of the Plan, “service” means the provision of personal services to the Employer or an affiliate (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)) in the capacity of (a) an Employee, (b) a Non-Employee Director, or (c) as an independent contractor or consultant. Except as otherwise contemplated under Code Section 409A, a Participant’s service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an affiliate (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)), a transfer of the Participant between the Employer and an affiliate (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)), or a change in the Employer or affiliate (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)) for which the Participant renders such service, provided in each case that there is no interruption or termination of the Participant’s service. In determining whether a Participant has experienced a Separation from Service, the following rules shall apply:
(a)A Participant shall be considered to have experienced a Separation from Service when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by such Participant over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than thirty-six (36) months).
(b)If a Participant is on military leave, maternity leave, sick leave, or other bona fide leave of absence (as provided for under Company policy), the employment or service relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months, or if longer, for such period as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six (6) month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
2.39Specified Employee. Any Participant who is a “specified employee” (as such term is defined under Code Section 409A) of the Company. The “identification date” (as defined under Code Section 409A) for purposes of identifying Specified Employees shall be December 31 of each calendar year. Individuals identified on any identification date shall be Specified Employees as of April 1 of the calendar year following the year of the identification date.
2.40Spouse. The person who by law is legally married to a Participant on the date of determination.
2.41Stock Director Fees. All or part of any award providing for an issuance of Shares granted to a Non-Employee Director as consideration for services provided as a Non-Employee Director, but excluding any stock option or stock appreciation rights.
2.42Stock Units. The credits made to a Participant’s Director Stock Unit Sub-Account under Articles IV and VI. Each Stock Unit represents the right to receive one Share upon settlement of the Director Stock Unit Sub-Account.
2.43Trust. The employer grantor trust established, or to be established (pursuant to Section 6.2), by the Company or any Employer to which funds will be transferred in accordance with Section 6.1. Such trust shall be subject to the claims of each Employer’s creditors as provided under the terms of the trust agreement.
2.44Unforeseeable Financial Emergency. A severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s Spouse, the Participant’s beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Administrative Committee, consistent with Code Section 409A and any regulations or other guidance thereunder, based on the relevant facts and circumstances.

2.45Valuation Date. The last day of each Plan Year and such other dates as may be established by the Administrative Committee in its sole discretion.
Article III
PARTICIPATION
3.1Eligibility. Any Employee who has been designated by the Administrative Committee as eligible to participate under this Plan shall be an Eligible Participant. Each Non-Employee Director serving as of the Effective Date shall be an Eligible Participant. Each individual who becomes a Non-Employee Director following the Effective Date shall become an Eligible Participant on the date of his or her initial appointment to the Board.
3.2Participation. An Eligible Participant shall, to the extent consistent with Code Section 409A, commence participation as of the first day of the Plan Year (or such other date designated by the Company) following the date such individual becomes an Eligible Participant; provided that an Eligible Participant shall not become a Participant hereunder until the Eligible Participant has met all enrollment requirements as may be established by the Administrative Committee in its sole discretion consistent with Code Section 409A.
3.3Change in Status. If any Non-Employee Director who becomes a Participant subsequently becomes an employee of the Company or any of its affiliates (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)), such Participant shall not be eligible to defer any Director Fees earned during any Plan Year that commences following such change in status, if applicable. Such change in status shall not otherwise impact the Participant Deferral Account, which will continue to be administered in accordance with the terms of the Plan and the Participant’s deferral elections.

Article IV
PARTICIPANT DEFERRALS
4.1Elective Deferrals. Any Eligible Participant may elect to defer each Plan Year, as his or her Annual Deferral Amounts, the receipt of such percentage or amount as may be established by the Administrative Committee in its sole discretion of his or her Base Salary or Cash Director Fees, as applicable, earned during the Plan Year and Bonus earned or Stock Director Fees (and related rights to Dividend Equivalents) granted in respect of the Plan Year regardless of when such amounts are payable (less any tax or other withholdings required by applicable law or as provided in the applicable election form). Such election shall be made in whole percentages (or as otherwise permitted by the Administrative Committee in its sole discretion). Any Base Salary, Bonus, or Director Fees deferred under this Section 4.1 shall be credited on the books and records of the Employer in a notional Participant Deferral Account maintained in the name of the Eligible Participant. Each Non-Employee Director’s Participant Deferral Account shall have a sub-account for the Participant’s Stock Director Fees (the Director Stock Unit Sub-Account).
4.2Election to Defer Base Salary, Bonus or Director Fees.
(a)For each Plan Year, Participant’s election to defer Base Salary, Bonus, and/or Director Fees for a Plan Year shall be submitted prior to January 1 of the Plan Year in which such amounts are first paid (with respect to Base Salary and Cash Director Fees), earned (with respect to Bonus) or granted (with respect to Stock Director Fees and any related right to Dividend Equivalents) (or at such earlier time as may be established by the Administrative Committee in its sole discretion).
(b)Notwithstanding subsection (a) above, the Administrative Committee may, in its sole discretion, permit a newly Eligible Participant (to the extent permitted under Code Section 409A and any regulations thereunder) to submit his or her election for the year in which the Eligible Participant first becomes eligible to participate in the Plan within thirty (30) days after the date on which he or she first became so eligible (or at such earlier time as may be established by the Administrative Committee in its sole discretion) with respect to Base Salary and Cash Director Fees paid, Bonus earned or Stock Director Fees granted for services to be performed after the election. Such election shall become effective as of the first pay period after the date on which the election form is submitted to the Administrative Committee.

(c)Notwithstanding subsection (a) above, the Administrative Committee may, in its sole discretion, permit an Eligible Participant (to the extent permitted under Code Section 409A and any regulations thereunder) to submit an election to defer any Bonus which qualifies as Performance-Based Compensation no later than six (6) months before the end of the performance period (or at such earlier time as may be established by the Administrative Committee in its sole discretion). To be eligible to make such a deferral election, the Eligible Participant must have continuously performed services for the Employer from the later of (i) the beginning of the performance period, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Eligible Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 4.2(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable (within the meaning of Treas. Reg. Section 1.409A-2(a)(8)).
(d)All elections made in accordance with this Section shall be irrevocable as of the last date such election may be made (or such earlier date as may be established by the Administrative Committee in its sole discretion).
(e)Notwithstanding subsection (d) above,
(i)the deferral election of a Participant who is determined by the Administrative Committee to have incurred a disability (within the meaning of Treas. Reg. Section 1.409A-3(j)(4)(xii)) shall, to the extent provided by the Administrative Committee in its sole discretion consistent with Treas. Reg. Section 1.409A-3(j)(4)(xii), be cancelled for the remainder of the Plan Year during which the Participant first incurs the disability; and
(ii)the deferral election of a Participant who has experienced an Unforeseeable Financial Emergency shall, to the extent provided by the Administrative Committee in its sole discretion consistent with Treas. Reg. Section 1.409A-3(j)(4)(viii), be cancelled for the remainder of the Plan Year during which the Participant first experienced the Unforeseeable Financial Emergency.

To the extent permitted under Treas. Reg. Section 1.409A-3(j)(4)(viii), a Participant’s deferral elections under this Plan shall also be cancelled if the Administrative Committee determines that such action is necessary for the Participant to obtain a hardship distribution from a Qualified Plan pursuant to Treas. Reg. Section 1.401(k)-1(d)(3).
4.3Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, any elected deferral of Base Salary or Cash Director Fees shall be withheld in equal amounts from each payment thereof which is made during the Plan Year, as adjusted from time to time for increases or decreases in Base Salary or Cash Director Fees. Any deferral of a Bonus shall be withheld at the time the Bonus is otherwise payable to the Participant. Any deferral of Stock Director Fees (and related Dividend Equivalents) shall be withheld at the time the Shares underlying the Stock Director Fees are or would have been issued (and such Dividend Equivalents are or would have been paid). These amounts shall be treated as the Participant’s Annual Deferral Amounts for the Plan Year and credited to the Participant’s respective Annual Accounts for such Plan Year at the time such amounts would otherwise have been paid or, with respect to Stock Director Fees, issued to the Participant.
4.4Vesting. A Participant’s Participant Deferral Account shall be fully vested and nonforfeitable at all times.
Article V
EMPLOYER CONTRIBUTION CREDITS
5.1Discretionary Employer Contribution Credits. The Employer may, in its sole discretion, make additional contributions in such amounts and at such times as approved by the Administrative Committee. Such amounts shall be credited on the Employer’s books and records to the notional Discretionary Employer Contribution Account maintained in the name of the Eligible Participant as of the date designated by the Company in its sole discretion.
5.2Vesting. Each amount credited to a Participant’s Discretionary Employer Contribution Account (and allocable earnings) shall vest as determined by the Administrative Committee.

Article VI
ACCOUNTING AND ACCOUNT ADJUSTMENTS
6.1Investment of Participant Accounts.
(a)Base Salary, Bonus, Cash Director Fees, Dividend Equivalents and Discretionary Employer Contributions. For purposes of determining the investment return for the Participant’s Cash Accounts, the Administrative Committee shall, in its sole discretion, specify the applicable investment accrual method and adjust the value of Participant Cash Accounts pursuant to the following:
(i)A Participant’s Cash Accounts may be credited with interest earnings based upon an applicable Investment Crediting Rate, as selected by the Administrative Committee, which shall be updated on an annual basis. Participant’s Cash Accounts shall be credited on a basis determination by the Administrative Committee.
(ii)As an alternative to Section 6.1(a), the Participant may, to the extent permitted by the Administrative Committee in its sole discretion, elect one or more Investment Funds as the deemed investment(s) for his or her Cash Accounts. A Participant may elect to change his or her Investment Fund elections at such times and in such manner as may be established by the Administrative Committee in its sole discretion. If a Participant does not make an election hereunder, the Participant’s Cash Accounts automatically shall be deemed to be invested in such Investment Fund(s) as established by the Administrative Committee in its sole discretion.
(iii)The value of a Participant’s Cash Accounts shall be adjusted upward or downward (on a pro rata basis) each Valuation Date to reflect any appreciation or depreciation in value of the Investment Fund(s) in which the Participant’s Cash Accounts are deemed to be invested under subsection (ii) above since the last Valuation Date. The value shall also be adjusted for any (A) Participant and Employer contribution credits made since the last Valuation Date and (B) payments made to the Participant (or his or her beneficiary) since that date.
(b)Stock Director Fees.
(i)The Company shall establish a Director Stock Unit Sub-Account for each Non-Employee Director Participant who elects to defer Stock Director Fees under Article IV. Stock Director Fees deferred under the Plan shall have the number of Shares subject to such deferral election converted into an equivalent number of Stock Units credited to the Participant’s Director Stock Unit Sub-Account.
(ii)As of each dividend payment date, cash Dividend Equivalents shall be credited to a Participant’s Cash Accounts as if each Stock Unit credited to the Participant’s Director Stock Unit Sub-Account as of the close of business on the record date for such dividend were an outstanding Share.
(iii)Except as otherwise determined by the Administrative Committee, adjustments or substitutions to Stock Units shall be made consistent with adjustments or substitutions that are applied under the equity plan to Shares pursuant to which the Stock Director Fees were originally granted.
6.2Transfers to Employer Grantor Trust.
(a)The Employer may (but is not required to) transfer to a Trust an amount equal to the amounts credited at any time to Participant Deferral Accounts under Section 4.1 and Discretionary Employer Contribution Accounts under Section 5.1 for its Employees at such time as it deems appropriate. Title to and beneficial ownership of the assets of the Trust shall at all times remain with the Employer, and Participants shall not have any property interest whatsoever in such assets.
(b)Except as provided in Section 7.6, upon the occurrence of a Change in Control, the Company shall, as soon as possible, but in no event longer than five (5) business days following the event, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Participant or beneficiary the benefits to which Participants or their beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the event occurred.
Article VII
PAYMENT OF PLAN BENEFITS
7.1Time, Form and Amount of Payments.
(a)In connection with a Participant’s election to defer an Annual Deferral Amount, the Participant shall elect the form in which his or her respective Annual Account for such Plan Year will be paid. The Participant may elect to receive each Annual Cash Account as follows:
(i)Following Separation from Service, in the form of a lump sum or annual installments of five (5) or ten (10) years; or
(ii)As a scheduled distribution on a specified date as provided by Code Section 409A, which may occur prior to the Participant’s incurring a Separation from Service.
Participant may only elect to receive each Annual Stock Unit Account following a Separation from Service in the form of a lump sum. If a Participant does not make any election with respect to the payment of an Annual Account, the Participant shall be deemed to have elected to receive such Annual Account in the form of a lump sum distribution, payable after such Participant’s Separation from Service.
(b)With respect to a Participant’s Cash Account, the determination of the amount to be distributed under this Section shall be based upon the value of the Participant’s vested Cash Accounts as of the last Valuation Date preceding the date of distribution, determined in accordance with Section 6.1. If annual installments are elected pursuant to Section 7.1(a)(i) above, the amount of each installment payment hereunder shall be determined by dividing the value of the Cash Accounts as of the last Valuation Date by the number of installments if any remaining to be paid (including the current installment).
(c)Settlement of a Participant’s Director Stock Unit Sub-Account shall be effected by delivering to the Participant a number of Shares equal to the number of whole Stock Units credited to the Participant’s Director Stock Unit Sub-Account. The source of Shares distributed pursuant to this Plan shall be the Company’s 2020 Stock Incentive Plan or any successor equity incentive plan adopted by the Company. Any fractional Stock Units credited to a Participant’s Director Stock Unit Sub-Account at the time of a distribution shall be paid in cash at the time of such distribution, rounded down to the nearest whole cent.
(d)Any payments to be made under this Article VII shall be paid on or about July 31 of the calendar year in which a payment is payable to a Participant, provided, however, that benefits payable following a Participant’s Separation from Service shall be paid on or about July 31: (a) of the calendar year in which a Participant has a Separation from Service, if such Separation from Service occurs prior to June 1 of such year, or (b) of the calendar year immediately following the calendar year in which a Participant has a Separation from Service, if such Separation from Service occurs on or after June 1 of such year. By way of example only, if a Participant has a Separation from Service on June 1, 2023, he or she will receive his or her lump sum payment and/or first annual installment as soon as administratively possible following valuation of the Account balance(s) on or about July 31, 2024. If he or she had a Separation from Service on May 31, 2023, he or she would have received his or her lump sum payment and/or first annual installment as soon as administratively possible following valuation of the Account balance(s) on or about July 31, 2023.
7.2Timing and Number/Form of Distribution Options. Notwithstanding the foregoing, the Administrative Committee may, in its sole discretion consistent with Code Section 409A, limit the timing, number or forms of distribution options that a Participant may elect to have under Section 7.1.
7.3Further Deferrals. Notwithstanding Sections 7.1, a Participant may, to the extent permitted by the Administrative Committee in its sole discretion consistent with Code Section

409A and any regulations thereunder, elect to further defer the date when payment of his or her Accounts are to be made, provided that:
(a)the election is made more than one (1) year prior to the date payment is otherwise scheduled to begin;
(b)the election does not become effective until at least twelve (12) months after the election is made;
(c)the date on which payment is to begin is delayed for at least five (5) years from the date the payment would otherwise have been made; and
(d)the election meets such other requirements as may be determined by the Administrative Committee to be necessary to comply with Code Section 409A.
7.4Withdrawals for Unforeseeable Financial Emergencies.
(a)In the event of an Unforeseeable Financial Emergency, the Participant may, to the extent permitted by the Administrative Committee in its sole discretion, apply for payment of all or a part of his or her vested Account as may be necessary to satisfy the Unforeseeable Financial Emergency.
(b)The Administrative Committee shall have the authority, in its sole discretion, to approve a payment under subsection (a) above. The payment shall not exceed the lesser of (i) the vested portion of the Participant’s Accounts, valued as of the close of business on or around the date on which the amount becomes payable, as determined by the Administrative Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution. Such payment shall be made in a lump sum no later than sixty (60) days after the Administrative Committee’s decision to approve the payment.
(c)Notwithstanding the foregoing, a Participant may not receive a payment under subsection (a) above to the extent that the Unforeseeable Financial Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by suspension of deferrals under this Plan (to the extent permitted under Code Section 409A).
7.5Specified Employees. Notwithstanding anything herein to the contrary, no distributions to a Specified Employee under this Article VII that are to be made as a result of the Specified Employee’s Separation from Service shall be made or commence prior to the date that is six (6) months after the date of Separation from Service, or such shorter period that is sufficient to avoid the imposition of the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A; provided that any distributions that otherwise would have been payable during such six-month (or shorter) period shall continue to accrue earnings under Article VI and shall be distributed (together with any earnings thereon) in a lump sum on the first day following the expiration of such six-month (or shorter) period (the “Specified Employee Distribution Date”). For the avoidance of doubt, distributions to a Specified Employee which are made or commence on the Specified Employee Distribution Date as a result of such Specified Employee’s Separation from Service shall supersede the payment timing rules found in Section 7.1 to the extent they conflict.
7.6Change in Control. Subject to the Specified Employee rules set forth in Section 7.5 and notwithstanding anything else herein to the contrary, in the event of a Change in Control that occurs prior to the distribution of a Participant’s Annual Stock Unit Account(s), such Participant’s Annual Stock Unit Accounts will be distributed in a single lump sum within thirty (30) days of such Change in Control. Notwithstanding the foregoing, and provided such payment is consistent with Code Section 409A, a Participant’s Annual Stock Unit Account payable on a Change in Control shall be paid on the same terms and in the same form of consideration as payments made to other Company stockholders.
Article VIII
DEATH BENEFITS
8.1Form and Payment of Death Benefits.

(a)Upon a Participant’s death, the Participant’s vested Accounts, if any, shall be paid to the Participant’s beneficiary (determined in accordance with Section 8.2) in a single lump sum payment. Payment of such death benefits shall be made on any date within the period beginning on the Participant’s date of death and ending on December 31 of the calendar year immediately following the calendar year during which the Participant’s death occurs, pursuant to Code Section 409A and Prop. Treas. Reg. Section 1.409A-3(d)(2).
(b)The amount of the death benefit to be paid to a beneficiary hereunder shall be determined in accordance with Sections 7.1(b) and 7.1(c).
8.2Participant’s Beneficiary.
(a)If a Participant is married at the time of his or her death, the Participant’s beneficiary shall be his or her Spouse, unless the Participant names another beneficiary in accordance with subsection (c) below and the named beneficiary is alive (or, in the case of a trust, in existence) on the Participant’s date of death.
(b)If a Participant is not married at the time of his or her death, the Participant’s beneficiary shall be the individual or trust the Participant has designated in accordance with subsection (c) below prior to his or her death. If the Participant dies without naming a beneficiary or if the named beneficiary is no longer living (or, in the case of a trust, in existence) on the Participant’s date of death, the Participant’s beneficiary shall be his or her estate.
(c)A Participant may make a beneficiary designation (or change a prior designation) as provided in subsection (a) or (b) above at any time prior to his or her death by delivery of a written designation to the Administrative Committee (on such forms or in such other manner as may be required or permitted by the Administrative Committee). Both individuals and trusts may be designated as beneficiaries under this Section. No beneficiary designation shall be effective until accepted by the Employer. The Employer, Company and Administrative Committee shall be entitled to rely on the last beneficiary designation form filed by the Participant and accepted by the Employer prior to his or her death.

8.3Proper Beneficiary. If there is a dispute as to the proper beneficiary to receive payment hereunder, the Employer shall, to the extent consistent with Code Section 409A and any regulations thereunder, have the right to withhold such payment until the matter is finally resolved or adjudicated; provided, that any payment made in good faith by the Employer shall fully discharge the Employer, Company and Administrative Committee from all further obligations with respect to that payment.
Article IX
PLAN ADMINISTRATION
9.1Administration. The Administrative Committee shall, from time to time, establish such rules, forms and procedures for the administration of the Plan as it deems appropriate. The Administrative Committee shall have full discretionary power and authority to interpret, construe and administer this Plan and to delegate all or a part of its duties and responsibilities hereunder. The interpretation and construction of the Plan by the Administrative Committee (or its delegate), and any action taken hereunder, shall be final, binding and conclusive upon all parties in interest. Neither the Administrative Committee nor any of its agents or employees shall be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act is made in good faith.
9.2Determination of Benefits. The Administrative Committee shall make all determinations as to the rights to benefits under this Plan. Subject to and in compliance with the specific procedures contained in the applicable regulations under ERISA: (a) Any decision by the Administrative Committee denying a claim by a Participant or his beneficiary for benefits under this Plan shall be stated in writing and delivered or mailed to the Participant or beneficiary; (b) each such notice shall set forth the specific reasons for the denial, written in a manner that is intended to be understood by the claimant; and (c) the Administrative Committee shall afford a reasonable opportunity to the Participant or beneficiary for a full and fair review of the decision denying such claim. The benefit claims procedures then in effect under Section 503 of ERISA, as amended, and any regulations thereunder, shall be followed by the Administrative Committee in making any benefit determinations under this Plan. All interpretations, determinations and decisions of the Administrative Committee with respect to any claim hereunder shall be made in its sole discretion and shall be final and conclusive. After exhaustion of the Plan’s claim procedures, any further legal action taken against the Plan, the Administrative Committee, or any Plan fiduciaries by the Participant or his beneficiary (or other claimant) for benefits under the Plan must be filed in a court of law no later than ninety (90) days after the Administrative Committee’s final decision regarding the claim. No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights herein provided have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. All decisions and communications to Participants, beneficiaries, or other persons regarding a claim for benefits under the Plan shall be held strictly confidential by the Participant, beneficiary (or other claimant), the Administrative Committee, the Company, and their agents. Benefits under the Plan will be paid only if the Committee decides in its sole discretion that a Participant or beneficiary (or other claimant) is entitled to them. Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Committee made by the Committee or its delegate in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.
9.3Liability for Benefit Payments. The obligation to pay a Participant’s benefits under the Plan shall, at all times, be the sole and exclusive liability and responsibility of the Employer that was responsible for the credits made to his or her Accounts under the Plan, but only to extent of such credits and any applicable appreciation or depreciation determined in accordance with Section 6.1. No other Employer or other person or entity shall be liable for such payments.
9.4Expenses. Unless the Company otherwise directs, the expenses of administering the Plan and any Trust shall be borne by each Employer on a proportionate basis as determined by the Administrative Committee.

9.5Administrative Committee. The Plan shall be administered by an Administrative Committee. The Administrative Committee shall mean the AECOM Global Benefits Administration Committee, or its duly authorized delegate. Notwithstanding the foregoing, with respect to those provisions of the Plan relating to funding or investments of the Plan, the Administrative Committee shall mean the AECOM Global Retirement Plan Investment Committee, or its duly authorized delegate, where appropriate.
9.6Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Administrative Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such person’s service on the Administrative Committee, except in the case of willful misconduct.
Article X
GENERAL PROVISIONS
10.1Amendment, Suspension and Termination.
(a)The Administrative Committee may amend the Plan, from time to time, in its sole discretion. Any amendment adopted by the Administrative Committee may be signed by any member of the Administrative Committee. Notwithstanding the foregoing, no amendment shall deprive a Participant of his or her Accounts hereunder determined as of the date of such amendment, except that the Administrative Committee may change the Investment Funds from time to time.
(b)Each Employer reserves the right by action of its board of directors (or by such other means as may be prescribed by the Board or the Compensation Committee of the Board or any duly authorized delegate thereof) to withdraw from the Plan with respect to its Eligible Participants or suspend the accrual of further benefits under Section 4.1 or 5.1 at any time. No such withdrawal or suspension shall deprive a Participant of his or her vested Accounts as of the date of withdrawal or suspension.
(c)Notwithstanding anything else herein to the contrary, the Board reserves the right to terminate the Plan at any time in its sole discretion; provided that upon termination,

no Participant shall be deprived of his or her vested Accounts hereunder determined as of the date of termination. Upon termination of the Plan, the vested Accounts shall be paid in accordance with the terms of the Plan in effect on the date of termination.
10.2Nontransferability of Benefits. The rights of a Participant and any beneficiary under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, accelerated or encumbered. Notwithstanding the preceding sentence, the Accounts payable to a Participant under the Plan may, consistent with the requirements of Code Section 409A, be offset by any liability of the Participant owing to the Employer or any Affiliate.
10.3Participant’s Rights Unsecured. The Plan is intended to be unfunded for purposes of both the Code and ERISA. The right of a Participant or his or her beneficiary to receive payment of the Participant’s Accounts hereunder shall be a general unsecured claim against the Employer’s general assets, and neither the Participant nor his or her beneficiary shall have any rights in or against any amount credited to any investment account, Trust, or any other specific assets of the Employer. To the extent that any person acquires a right to receive payments from an Employer under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Employer.
10.4Domestic Relations Orders. If a court determines that a Spouse or former Spouse of a Participant has an interest in the Participant’s vested Accounts under a final domestic relations order, the Administrative Committee (or its delegate) may, in its sole discretion consistent with Code Section 409A, distribute the Spouse’s or former Spouse’s interest to that Spouse or former Spouse in accordance with such order.
10.5Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, to the extent applicable.
10.6Compliance with Code Section 409A. This Plan is intended to comply with the distribution and other applicable requirements of Code Section 409A. The Plan shall be interpreted and applied in accordance with the requirements of Code Section 409A (to the extent applicable).
10.7Protective Provisions. A Participant shall cooperate with the Employer or Administrative Committee by furnishing any and all information requested by the Employer or Administrative Committee in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer or Administrative Committee may deem necessary and taking such other action as may be requested by the Employer or Administrative Committee.
10.8Effect on Employment Rights. Nothing in this Plan shall be construed as (a) giving any Participant any right to continued employment with an Employer or any Affiliate, or (b) affecting the eligibility for, or calculation of, any benefit provided to any Participant by the Employer to the extent permitted by law. No Participant shall have the right to receive any benefit under the Plan except in accordance with the Plan’s terms.
10.9Severability. If any provision of the Plan shall be held invalid or unlawful for any reason, such event shall not affect or render invalid or unenforceable the remaining provisions of the Plan.
10.10Notice. Any notice, consent, election, claim or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent, election, claim or demand is to be mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address. The date of such mailing shall be deemed the date of notice, consent, election, claim or demand.
10.11Tax Liability. Any required federal, state or local tax withholding may be withheld from any payment made pursuant to this Plan or from any other compensation payable to the Participant. Notwithstanding the foregoing, a Participant may, to the extent permitted by the Administrative Committee consistent with Code Section 409A, elect to pay any required employment taxes (and any resulting income taxes) that arise as of the date of deferral (or, if later, vesting) hereunder either (a) by direct payment or (b) through the withholding of such amounts from other compensation due the Participant. In the alternative, the Administrative Committee may, in its sole discretion, offset such taxes against the Participant’s vested Accounts to the extent permitted under Treas. Reg. Section 1.409A-3(j)(4) or other applicable regulations.
10.12No Guarantee of Benefits. Nothing in this Plan shall constitute a guarantee by Employer, Company, Administrative Committee or any other person or entity that the Employer’s assets will be sufficient to pay any benefits hereunder.
10.13Incapacity of Recipient. If the Administrative Committee determines that any person to whom any benefits are payable hereunder is (a) unable to care for his or her affairs because of illness or accident or (b) a minor, any payment due under the Plan may be paid to the duly appointed guardian or conservator of such person or to any third party who is eligible to receive payment from the Plan for the account of such person. Any such payment shall be a complete discharge of the Employer’s liability for such payments hereunder.
10.14Construction. Titles of articles and sections herein are for convenience of reference only and are not to be taken into account in interpreting the Plan. The masculine whenever used herein shall include the feminine. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.
10.15Successors. The provisions of this Plan shall bind and inure to the benefit of the Employers and their successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of an Employer, and successors of any such corporation or other business entity.